----------------------------
FORM 4                                                       OMB APPROVAL
                                                    ----------------------------
                                                    OMB Number:        3235-0287
                                                    Expires:  September 30, 1998
                                                    Estimated average burden
                                                    hours per response.......0.5
                                                    ----------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   Rule                 Arthur                  Richards
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Global Resource Investments Ltd.
   7770 El Camino Real
--------------------------------------------------------------------------------
                                    (Street)

   Carlsbad               CA                    92009
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Vista Gold Corp. (VGZ)
================================================================================
3. IRS Identification Number of Reporting Person (Voluntary)

   N/A
================================================================================
4. Statement for Month/Year

   6/02
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [_]   Director                             [X]   10% Owner
   [_]   Officer (give title below)           [_]   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [_]  Form filed by One Reporting Person
   [X]  Form filed by More than One Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Shares              6/26/02        J(1)           1,000,000     D     (1)      296,296           I         *
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*     By Global Resource Investments Ltd. ("Global Resource")

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                  2.                                                                                      Deriv-    Form of
                  Conver-                    5.                                7.                         ative     Deriv-   11.
                  sion                       Number of                         Title and Amount           Secur-    ative    Nature
                  or                         Derivative      6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities      Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)    Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed     Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)           (Month/Day/Year)          Amount    ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,      ----------------          or        Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)        Date     Expira-          Number    ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------    Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)      cisable  Date     Title   Shares    5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Warrants          $1.50    6/26/02  J(1)          1,000,000  Immed.   2/1/07   Common  1,000,000          80,000    I        *
(right to buy)                                                                 Shares
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*     By Global Resource

Explanation of Responses:

(1) The Reporting Person may no longer be deemed to share indirect ownership of 1,000,000 Common Shares and 1,000,000 Common Shares issuable upon exercise of warrants directly beneficially owned by Stockscape.com Technologies Inc. ("Stockscape") as set forth in the Reporting Person's Statement on Form 4 filed for April 2002. On June 26, 2002, the Supreme Court of British Columbia issued its final order approving an amalgamation of Stockscape with three other companies into a new corporation to be called Quest Investment Corporation ("Quest"). Prior to the amalgamation, the Reporting Person owned 37% of the issued and outstanding shares of Stockscape. Following the amalgamation, the Reporting Person will own less than 8% of the outstanding voting power of Quest and will have no other relationship with Quest, and consequently may no longer be deemed to share indirect beneficial ownership of the Issuer's Shares held by Quest.

NOTE: The number of outstanding Common Shares of the Issuer has been adjusted to reflect a consolidation of the Issuer's Common Shares on a 1-for-20 basis, effective June 19, 2002. Information concerning shareholdings and exercise prices is shown on a post-consolidation basis.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Arthur Richards Rule                                 July 2, 2002
---------------------------------------------            ------------
    Arthur Richards Rule                                 Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             Joint Filer Information

Name:                  Rule Family Trust u/d/t 12/17/98

Address:               c/o Global Resource Investments Ltd.
                       7770 El Camino Real
                       Carlsbad, CA 92009

Designated Filer:      Arthur Richards Rule

Issuer and Ticker
   Symbol:             Vista Gold Corp. (VGZ)

Date of Event
Requiring Statement:   6/26/02

Signature:             Rule Family Trust u/d/t 12/17/98


                       By: /s/ Arthur Richards Rule
                           -----------------------------
                           Arthur Richards Rule, Trustee

Additional Explanation of Responses:

Rule Family Trust is a revocable trust established by the Reporting Person.